Exhibit 99.1

American Campus Communities, Inc. Reports Second Quarter 2008 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2008.

Highlights

  Increased quarterly FFOM 30 percent to $10.6 million compared to $8.1 million in the second quarter prior year, and achieved quarterly FFOM of $0.28 per fully diluted share compared to $0.32 per fully diluted share for the same period in 2007.
  Increased same store wholly-owned net operating income ("NOI") by 5.8 percent over the second quarter 2007.
  Achieved same store wholly-owned occupancy of 94.2 percent as of June 30, 2008 compared to 93.1 percent for the same period prior year.
  Increased leasing for the upcoming academic year at the same store wholly-owned properties to 97.3 percent applied for and 94.4 percent leased as of August 1, 2008 compared to 95.8 percent applied for and 93.2 percent leased as of July 27, 2007.
  Achieved current average rental rate increase at the same store wholly-owned properties of 3.4 percent for the 2008 – 2009 academic year.
  Completed the acquisition of GMH Communities Trust’s student housing platform in a transaction that increases the company’s total market capitalization to $2.4 billion from $1.3 billion.
  Entered into a $326 million joint venture with Fidelity Real Estate Group for 15 GMH assets bringing the total to 21 joint venture properties with Fidelity.
  Selected by Boise State University to begin the planning process for the development of an ACE™(American Campus Equity) multi-phased project containing approximately 2,000 beds.
  Raised $252.1 million in net proceeds from a public offering of 9,200,000 shares of common stock at a price of $28.75 per share, which includes 1,200,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

“The fundamentals of our core business could not be better as evidenced by the 5.8 percent increase in same store NOI compared to the second quarter 2007, as well as our strong leasing status and rental rate growth for the upcoming academic year,” said Bill Bayless, American Campus CEO. “While we inherited the GMH portfolio with leasing status approximately 5 percent behind last year’s pace, we believe that given our track record for integration and execution, we can dramatically impact value with the commencement of leasing activities for the 2009-2010 academic year beginning Q4 of this year.”

Second Quarter 2008 Operating Results

Revenue for the 2008 second quarter totaled $43.5 million, up 30.5 percent from $33.4 million in the 2007 second quarter. Net loss per fully diluted share was $0.04 or $1.5 million and $0.03 or $0.8 million for the second quarter of 2008 and 2007, respectively. FFO for the second quarter of 2008 totaled $9.7 million, or $0.26 per fully diluted share, compared with $6.8 million, or $0.27 per fully diluted share, for the same period in 2007. FFOM for the 2008 second quarter totaled $10.6 million, or $0.28 per fully diluted share, compared with $8.1 million, or $0.32 per fully diluted share, for the second quarter 2007.

As previously mentioned, American Campus issued 9.2 million shares of common stock on April 23, 2008 and completed its acquisition of GMH Communities student housing platform on June 11, 2008, resulting in the issuance of 5.4 million shares of common stock. The company’s second quarter 2008 financial results reflect both the weighted average issuance of the common shares and the GMH operations beginning on the merger date. Per share amounts for net loss, FFO and FFOM for the three months ended June 30, 2008 included a $0.01 per diluted share impact from GMH merger expenses. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $16.1 million in the quarter, up 5.8 percent from $15.3 million in the 2007 second quarter. NOI for the total wholly-owned property portfolio increased 36.9 percent to $20.9 million for the quarter from $15.3 million in the comparable period of 2007, primarily due to the acquisition of the GMH Communities student housing platform.

Owned Portfolio Update

Construction on the Villas at Chestnut Ridge, a 552-bed owned development that will serve students attending the State University of New York, Buffalo, was 98 percent complete as of June 30, 2008 and is 99.3 percent leased. Occupancy will occur this month.

Construction on Vista del Sol, the initial phase of a three-phase owned ACE development at Arizona State University, was 93 percent complete as of June 30, 2008 and is 100 percent leased. Occupancy is scheduled to occur this month and the company is hosting its grand opening ceremony and investor tour on September 30.

As of June 30, construction on Barrett Honors College, the second phase of the ACE development at ASU, was 20 percent complete. Occupancy is anticipated to occur in August 2009.

For the 2008-2009 academic year, the GMH Communities portfolio was 84.2 percent applied for and 83.4 percent leased as of August 1, 2008 compared to 87.2 percent leased for the same quarter prior year. As previously communicated, American Campus’ ability to impact value will occur upon commencement of leasing activity for the 2009-2010 academic year beginning Q4 of this year.

Third-Party Services Update

The company increased third-party development and management revenue 50 percent to $1.9 million (including $241,000 in fees earned from GMH management contracts) compared to $1.3 million for the same quarter prior year.

Financing on Phase III of the University of California, Irvine project closed on July 30, 2008 and construction commenced on August 1. This project consists of 1,198 undergraduate beds, 565 graduate beds, a 1,815-space parking structure, and is designed to target gold certification standards on the LEED Green Building Rating System. This $221 million project is the largest single phase development in the company’s history. Occupancy is anticipated to occur in August 2010.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss second quarter results and the 2008 outlook on Tuesday, August 5, 2008 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-202-4367 passcode 81369747 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until August 12, 2008 by dialing 888-286-8010 or 617-801-6888 passcode 70234020. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com. The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 87 student housing properties containing approximately 53,600 beds. The company also owns a minority interest in 21 joint venture properties containing 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 144 properties with approximately 91,400 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1 American Campus Communities, Inc. and Subsidiaries Consolidated Balance Sheets (dollars in thousands)

	June 30, 2008	December 31, 2007
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$1,931,316	$947,062
Wholly-owned properties - held for sale	68,641	-
On-campus participating properties, net	70,959	72,905
Investments in real estate, net	2,070,916	1,019,967

Cash and cash equivalents	63,470	12,073
Restricted cash	32,196	13,855
Student contracts receivable, net	3,298	3,657
Other assets	69,165	26,744

Total assets	$2,239,045	$1,076,296

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$1,190,552	$533,430
Senior secured term loan	100,000	-
Unsecured revolving credit facility	-	9,600
Accounts payable and accrued expenses	35,270	14,360
Other liabilities	48,739	43,278
Total liabilities	1,374,561	600,668

Minority interests	30,021	31,251

Stockholders’ equity:
Preferred stock	131	-
Common stock	422	273
Additional paid in capital	902,273	494,160
Accumulated earnings and dividends	(66,549)	(48,181)
Accumulated other comprehensive loss	(1,814)	(1,875)
Total stockholders’ equity	834,463	444,377

Total liabilities and stockholders’ equity	$2,239,045	$1,076,296

Table 2 American Campus Communities, Inc. and Subsidiaries Consolidated Statements of Operations (unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007		2008	2007
Revenues:
Wholly-owned properties	$37,294	$28,007		$68,975	$55,152
On-campus participating properties	3,948	3,740		10,692	10,077
Third-party development services	723	646		2,379	1,051
Third-party management services	1,222	650		2,144	1,372
Resident services	361	323		799	664
Total revenues	43,548	33,366		84,989	68,316

Operating expenses:
Wholly-owned properties	16,738	13,046		30,623	24,908
On-campus participating properties	2,499	2,499		4,794	4,525
Third-party development and management services	2,328	1,147		4,436	2,441
General and administrative	3,237	2,190	(1)	5,371	13,518	(1)
Depreciation and amortization	11,114	7,768		19,143	14,738
Ground/facility leases	368	495		727	790
Total operating expenses	36,284	27,145		65,094	60,920

Operating income	7,264	6,221		19,895	7,396

Non-operating income and (expenses):
Interest income	642	314		804	1,021
Interest expense	(8,733)	(6,920)		(15,712)	(13,380)
Amortization of deferred financing costs	(448)	(314)		(759)	(612)
Loss from unconsolidated joint ventures	(129)	-		(255)	-
Total non-operating expenses	(8,668)	(6,920)		(15,922)	(12,971)

(Loss) income before taxes, minority interests, and discontinued operations	(1,404)	(699)		3,973	(5,575)
Income tax provision	(73)	(60)		(133)	(120)
Minority interests	(65)	(26)		(473)	232
(Loss) income from continuing operations	(1,542)	(785)		3,367	(5,463)

Discontinued operations:
Income attributable to discontinued operations	92	-		92	-

Net (loss) income	$(1,450)	$(785)		$3,459	$(5,463)

Net (loss) income per share:
Basic	$(0.04)	$(0.03)		$0.11	$(0.24)
Diluted	$(0.04)	$(0.03)		$0.11	$(0.23)

Weighted average common shares outstanding:
Basic	35,692,653	23,271,223		31,512,271	23,107,888
Diluted	37,098,977	25,259,335		33,272,354	25,250,312

(1)  Includes a compensation charge of $0.3 million and $9.9 million, or $0.01 and $0.39 per fully diluted share, for the three and six months ended June 30, 2007, respectively, related to the company’s 2004 Outperformance Bonus Plan.

Table 3 American Campus Communities, Inc. and Subsidiaries Calculation of FFO and FFOM (unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net (loss) income	$(1,450)	$(785)	$3,459	$(5,463)
Minority interests	65	26	473	(232)
Loss from unconsolidated joint ventures	129	-	255	-
FFO from unconsolidated joint ventures (1)	(13)	-	(139)	-
Real estate related depreciation and amortization	10,943	7,593	18,791	14,469
Funds from operations (“FFO”)	9,674	6,834	22,839	8,774
Elimination of operations from on-campus participating properties and unconsolidated joint venture:
Net loss (income) from on-campus participating properties	1,356	1,683	(326)	106
Amortization of investment in on-campus participating properties	(1,074)	(1,065)	(2,143)	(2,126)
FFO from Hampton Roads unconsolidated joint venture (2)	83	-	209	-
	10,039	7,452	20,579	6,754
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	368	495	727	790
Management fees	182	173	490	463
Impact of on-campus participating properties	550	668	1,217	1,253
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	10,589	8,120	21,796	8,007
Compensation expense related to 2004 Outperformance Bonus Plan	-	298	-	9,934
FFOM, excluding compensation expense related to 2004 Outperformance Bonus Plan	$10,589	$8,418	$21,796	$17,941
FFO per share - diluted	$0.26	$0.27	$0.69	$0.35
FFOM per share - diluted	$0.28	$0.32	$0.66	$0.32
FFOM per share, excluding compensation expense related to 2004 Outperformance Bonus Plan – diluted	$0.28	$0.33	$0.66	$0.71
Weighted average common shares outstanding - diluted	37,383,565	25,423,486	33,272,354	25,409,100

(1)  Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures formed or assumed as part of the company's acquisition of GMH.

(2)  Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)  50% of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures.  Represents amounts accrued for interim periods.

CONTACT:
American Campus Communities, Inc.
Gina Cowart, 512-732-1000